Exhibit 3.7

www.state.oh.us/sos
e-mail[ILLEGIBLE] husserv@sos.state.oh.us
Prescribed by J. Kenneth Blackwell
Ohio Secretary of State
Central Ohio: (614) 466-3910
Toll Free: 1-877-SOS-FILE (1-877-767-3453)

Expected this Form:(Select one)

☐Yes	PO Box 1300
Columbus, OH 43216
Requires an additional fee of $100
☐No	PO Box 1028
Columbus, OH 43216

Certificate of Amendment by
Shareholders or Members
(Domestic)
Filing Fee $50.00
     (CHECK ONLY ONE (1) BOX)

(1) Domestic for Profit			(2) Domestic Non-Profit
☑ Amended	☐	Amendment	☐	Amended	☐	Amendment
(122-AMAP)		(125-AMDS)		(128-AMAN)		(128-AMD)

Complete the general information in this section for the box checklist above.

Name of Corporation	Delton Corporation, Stryker Machining Facility Co.

Charter Number	738408

Name of Officer	Gary W. LaChey

Title	Corporate Vice President — Finance, Treasurer,
Secretary and Chief Financial Officer
☐ Please check if additional provisions attached.
The above named Ohio corporation, does hereby certify that

A meeting of the	☐ Shareholders	☐ directors (non-profit amended articles only)

☐ members was duly called and held on	(Date)

at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise ___% as the voting power of the corporation.
☑     in a writing signed by all of the                 ☑     shareholders                 ☐     directors (non profit amended articles only)

☐	members who would be entitled to the notice of a meeting or such other proportion not less then a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.
Resolved that the following amended articles of incorporations be and the same are hereby adopted to supercode and take the place of the existing articles of incorporation and all amendments thereto.
Last Revised: May 2002

All of the following information must be completed if any amendment box is checked.
If an amendment box is checked, complete the areas that apply.

FIRST	The name of the corporation is:	Dalton Corporation, Stryker Machining Facility Co.

SECOND	The place in the State of Ohio where its principal office is located is in the City of:

	Stryker (city, village or township)	Williams (county)

THIRD	The purposes of the corporation are as follows:

The purpose for which the Corporation is formed is to engage in any lawfull act or activity for which corporations may be formed under Section 1701.01 to 1701.98, inclusive of the Ohio Revised Code (the “Code”). The Corporation shall have the power to do all things necessary or convenient to carry out its business and affairs to the extent such acts are permitted under the Code.

FOURTH	The number of shares which the corporation is authorized to have outstanding is:	1,000

(Does not apply to box (2))

REQUIRED
Must be authenticated	/s/ William M. Barrett	October 30, 2006
(signed) by an authorized representative	Authorized Representative	Date
(See instructions)	William M. Barrett
(Print Name)
President and Chief Executive Officer

	/s/ Gary W. Lachey	October 30, 2006
	Authorized Representative	Date

Gary W. Lachey
(Print Name)
Corporate Vice-President - Finance, Treasurer,

Secretary and Chief Financial Officer
Last Revised: May 2002